================================================================================

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

CORPORATE EXECUTIVE SERIES VARIABLE UNIVERSAL LIFE   LIFE INSURANCE ILLUSTRATION
--------------------------------------------------


                        PREPARED FOR SAMPLE EXECUTIVE
               MALE, ISSUE AGE 45, NONSMOKER, FULL UNDERWRITING
                               ISSUE STATE: KS



                             Coverage Information

Corporate Executive Series Variable Universal Life Face Amount            $500,000


Leval Death Benefit Option

                         Initial Premium Information

Premium Payment Mode                                                        Annual
Diluted Annualized Premium                                               $5,529.62


                              Other Assumptions

Section 7702 Testing Method                           Cash Value Accumulation Test
Owner                                                                   Individual
Owner Tax Rate                                                                 28%


Corporate Account Gross Hypothetical Rate of Return                          8.00%
Owner Fixed Account Rate (Years 1-10)                                        4.00%
Level Interest Rate                                                          6.00%

       New York Life Brokerage                    Enter Broker Dealer name here           Registered Representative
11400 Tomahawk Creek Parkway, Suite 200     Enter Broker Dealer street address here              123 Main St.
        Leawood, Kansas 66211               Enter Broker Dealer street address here
           (913) 906-4000                              Any City, AK 12345                    Anywhere, KS 44444
                                                                                               (111) 555-5555



       Your producer must be a Registered Representative to present this illustration and sell this product.

     This illustration must be preceeded or accompanied by a current NYLIAC Corporate Executive Series Variable Universal Life prospectus, and is not valid unless all pages are attached.

         Issued by New York Life Insurance and Annuity Corporation and
                    distributed by NYLIFE Distributors, Inc.

The purpose of this illustration is to show how the performance of the underlying investment accounts could affect the policy cash value and life insurance benefit. This illustration is hypothetical and may not be used to project or predict investment results. Specifically, the values shown in this illustration reflect hypothetical assumptions as to investment rate of return, premium payment option, life insurance benefit option, face amount, policy transactions and policy changes. The values would be affected by a change in any of these assumptions. The investment rates of return shown in this illustration are hypothetical level annual rates of return. Even if the average rate of return, over a specified period, is the same as the hypothetical rate, actual results will vary due to fluctuations in the actual rates of return. Because this is a flexible premium policy, it is the responsibility of the policyowner to assure that sufficient premiums are paid to keep the policy in force. A policy may terminate due to insufficient premiums and/or poor investment performance. Excessive loans and/or withdrawals may cause the policy to lapse due to insufficient cash surrender values. The assumed net rate of return reflects fees and charges associated with the premium allocations specified by the policyholder. If premium allocations change, the assumed net rate of return will change. Results shown are based on hypothetical rates of return which are not guaranteed. Actual results will vary.





Prepared by Registered Representatives        Nec 26,242.56 target 26,295.00  14:36:07                                March 08, 2001
for sample Executive, Male, 45, NonSmoker
KS ISP 30.2.5 1.00  This illustration is not valid without all pages including the Explanation and Footnote Page.        Page 1 of 5

================================================================================

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

CORPORATE EXECUTIVE SERIES VARIABLE UNIVERSAL LIFE   LIFE INSURANCE ILLUSTRATION
--------------------------------------------------


                                 BASIC LEDGER






                                                    Guaranteed Policy Charges
                                                        Separate Account
                                                 Gross Rate of Return of 0.00%
                                                  Net Rate of Return of -1.65%
                                                  Fixed Account Rate of 4.00%
                                                 ------------------------------
                        Premium       Policy      Cash      Cash        Life
Policy         Gross   Account at   Loans and    Value    Surrender   Insurance
 Year   Age   Premium     5.0%     Withdrawals    EOY     Value EOY  Benefit EOY
    1    45    5530      5806               0    2967       3699       500000
    2    46    5530     11903               0    5778       6510       500000
    3    47    5530     18304               0    8436       9168       500000
    4    48    5530     25025               0   10887      11619       500000
    5    49    5530     32082               0   13131      13131       500000
    6    50    5530     39493               0   15176      15176       500000
    7    51    5530     47273               0   16969      16969       500000
    8    52    5530     55443               0   18787      18787       500000
    9    53    5530     64021               0   20302      20302       500000
   10    54    5530     73029               0   21518      21518       500000
             ------                ----------
Total         55296                         0



   11    55    5530      82486              0   22384       22384      500000
   12    56    5530      92416              0   22847       22847      500000
   13    57    5530     102843              0   22911       22911      500000
   14    58    5530     113792              0   22523       22523      500000
   15    59    5530     125287              0   21628       21628      500000
   16    60    5530     137358              0   20170       20170      500000
   17    61    5530     150032              0   18091       18091      500000
   18    62    5530     163339              0   15272       15272      500000
   19    63    5530     177313              0   11648       11648      500000
   20    64    5530     191984              0    7089        7089      500000
             ------                ----------
Total        110592                         0



   21    65       0     201583              0       0           0           0
   22    66       0     211663              0       0           0           0
   23    67       0     222346              0       0           0           0
   24    68       0     233358              0       0           0           0
   25    69       0     245026              0       0           0           0
   26    70       0     257277              0       0           0           0
   27    71       0     270141              0       0           0           0
   28    72       0     283648              0       0           0           0
   29    73       0     297831              0       0           0           0
   30    74       0     312722              0       0           0           0
             ------                ----------
Total        110592                         0


   31    75       0     328358              0       0           0           0
   32    76       0     344776              0       0           0           0
   33    77       0     362015              0       0           0           0
   34    78       0     380116              0       0           0           0
   35    79       0     399122              0       0           0           0
   36    80       0     419078              0       0           0           0
   37    81       0     440031              0       0           0           0
   38    82       0     462033              0       0           0           0
   39    83       0     485135              0       0           0           0
   40    84       0     509391              0       0           0           0
             ------                ----------
Total        110592                         0







           Guaranteed Policy Charges          Current Policy Charges
               Separate Account                  Separate Account
         Gross Rate of Return of 8.00%    Gross Rate of Return of 8.00%
          Net Rate of Return of 6.22%      Net Rate of Return of 6.54%
          Fixed Account Rate of 4.00%      Fixed Account Rate of 4.00%
        -------------------------------  --------------------------------
         Cash      Cash        Life       Cash      Cash        Life
Policy  Value    Surrender   Insurance   Value    Surrender   Insurance
 Year    EOY     Value EOY  Benefit EOY   EOY     Value EOY  Benefit EOY
    1    3270      4003       500000      4413       5035      500000
    2    6633      7366       500000      8999       9621      500000
    3   10098     10831       500000     13809      14432      500000
    4   13612     14345       500000     18842      19465      500000
    5   17178     17178       500000     24114      24114      500000
    6   20806     20806       500000     29614      29614      500000
    7   24442     24442       500000     35334      35334      500000
    8   28388     28388       500000     41415      41415      500000
    9   32314     32314       500000     47884      47884      500000
   10   36225     36225       500000     54761      54761      500000

Total



   11   40067     40067       500000     62536      62536      500000
   12   43785     43785       500000     70601      70601      500000
   13   47375     47375       500000     78976      78976      500000
   14   50780     50780       500000     87645      87645      500000
   15   53938     53938       500000     96639      96639      500000
   16   56782     56782       500000    106096     106096      500000
   17   59241     59241       500000    116044     116044      500000
   18   61183     61183       500000    126525     126525      500000
   19   62520     62520       500000    137552     137552      500000
   20   63099     63099       500000    149174     149174      500000

Total



   21   57247     57247       500000    155855     155855      500000
   22   49783     49783       500000    162814     162814      500000
   23   40472     40472       500000    170067     170067      500000
   24   29041     29041       500000    177632     177632      500000
   25   15049     15049       500000    185456     185456      500000
   26       0         0            0    193530     193530      500000
   27       0         0            0    201782     201782      500000
   28       0         0            0    210205     210205      500000
   29       0         0            0    218782     218782      500000
   30       0         0            0    227502     227502      500000

Total


   31       0         0            0    236348     236348      500000
   32       0         0            0    245303     245303      500000
   33       0         0            0    254354     254354      500000
   34       0         0            0    263475     263475      500000
   35       0         0            0    272649     272649      500000
   36       0         0            0    281950     281950      500000
   37       0         0            0    291379     291379      500000
   38       0         0            0    300942     300942      500000
   39       0         0            0    310652     310652      500000
   40       0         0            0    320535     320535      500000

Total






This policy as illustrated has been checked for all years and is NOT a Modified Endowment Contract. Any future premiums, or face amount or rider changes could affect this.
Results shown are based on hypothetical rates of return which are not guaranteed. Actual results will vary.

Your producer must be a Registered Representative to present this illustration and sell this product. This illustration must be preceded or accompanied by a current Corporate Executive Series Variable Universal Life prospectus package and is not valid unless all pages are attached.

ISSUED BY NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION AND DISTRIBUTED BY NYLIFE DISTRIBUTORS, INC.

A zero in the Life Insurance Benefit column signifies that under the interest and mortality assumptions shown, the policy will terminate in the first year in which the zero appears unless additional premiums are paid.

The values in all columns are assumed to be beginning of year values unless otherwise stated as end of year (EOY) values.






Prepared by Registered Representatives        Nec 26,242.56 target 26,295.00  14:36:07                                March 08, 2001
for Sample Executive, Male, 45, NonSmoker
KS ISP 30.2.5 1.00   This illustration is not valid without all pages, including the Explanation and Footnote Page.      Page 2 of 5

===============================================================================
NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

CORPORATE EXECUTIVE SERIES VARIABLE UNIVERSAL LIFE LIFE INSURANCE ILLUSTRATION
----------------------------------------------------

                                 BASIC LEDGER

                              Premium      Policy
Policy              Gross    Accrual at   Loan and
 Year      Age     Premium      5.0%     Withdrawals

   41      85            0     534861              0
   42      86            0     561604              0
   43      87            0     589684              0
   44      88            0     619168              0
   45      89            0     650127              0
   46      90            0     682633              0
   47      91            0     716765              0
   48      92            0     752603              0
   49      93            0     790233              0
   50      94            0     829745              0
                   -------                   -------
Total               110592                         0


   51      95            0     871232              0
   52      96            0     914794              0
   53      97            0     960533              0
   54      98            0    1008560              0
   55      99            0    1058988              0
                   -------                   -------
Total               110592                         0


     Guaranteed Policy Charges            Guaranteed Policy Charges                Current Policy Charges
         Separate Account                      Separate Account                        Separate Account
   Gross Rate of Return of 0.00%        Gross Rate of Return of 8.00%          Gross Rate of Return of 8.00%
    Net Rate of Return of -1.65%         Net Rate of Return of 6.22%            Net Rate of Return of 6.54%
    Fixed Account Rate of 4.00%          Fixed Account Rate of 4.00%            Fixed Account Rate of 4.00%
-----------------------------------  -----------------------------------    -----------------------------------
 Cash           Cash         Life     Cash           Cash         Life       Cash           Cash         Life
Value        Surrender    Insurance   Value        Surrender    Insurance    Value        Surrender    Insurance
 EOY         Value EOY   Benefit EOY   EOY         Value EOY   Benefit EOY    EOY         Value EOY   Benefit EOY
    0                 0           0      0                 0           0    330616      330616           500000
    0                 0           0      0                 0           0    340951      340951           500000
    0                 0           0      0                 0           0    351608      351608           500000
    0                 0           0      0                 0           0    362832      362832           500000
    0                 0           0      0                 0           0    374679      374679           500000
    0                 0           0      0                 0           0    386117      386117           500000
    0                 0           0      0                 0           0    397251      397251           500000
    0                 0           0      0                 0           0    408065      408065           500000
    0                 0           0      0                 0           0    418575      418575           500000
    0                 0           0      0                 0           0    428840      428840           500000




    0                 0           0      0                 0           0    439048      439048           500000
    0                 0           0      0                 0           0    449584      449584           500000
    0                 0           0      0                 0           0    461339      461339           500000
    0                 0           0      0                 0           0    476580      476580           500000
    0                 0           0      0                 0           0    500334      500334           510341


This policy as illustrated has been checked for all years and is NOT a Modified Endowment Contract. Any future premiums, or face amount or rider changes could affect this.

Results shown are based on hypothetical rates of return which are not guaranteed. Actual results will vary.

Your producer must be a Registered Representative to present this illustration and sell this product. This illustration must be preceded or accompanied by a current Corporate Executive Series Variable Universal Life prospectus package and is not valid unless all pages are attached.

ISSUED BY NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION AND DISTRIBUTED BY NYLIFE DISTRIBUTORS, INC.

A zero in the Life Insurance Benefit column signifies that under the interest and mortality assumptions shown, the policy will terminate in the first year in which the zero appears unless additional premiums are paid.

The values in all columns are assumed to be beginning of year values unless otherwise stated as end of year (EOY) values.

Prepared by Registered Representatives        Nec 26,242.56 target 26,295.00  14:36:07                                March 08, 2001
for Sample Executive, Male, 45, NonSmoker
KS ISP 30.2.5 1.00   This illustration is not valid without all pages, including the Explanation and Footnote Page.      Page 3 of 5

--------------------------------------------------------------------------------
NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
CORPORATE EXECUTIVE SERIES VARIABLE UNIVERSAL LIFE   Life Insurance Illustration



                         Explanation and Footnote Page



ABOUT YOUR ILLUSTRATION - This illustration relates to a flexible premium Corporate Executive Series Variable Universal Life insurance policy ("Policy") offered by New York Life Insurance and Annuity Corporation ("NYLIAC"). The Policy provides insurance protection for group or sponsored arrangements.
Group arrangements include those in which a trustee or an employer, for example, purchases Policies covering a group of individuals on a group basis. Sponsored arrangements include those in which an employer allows us to sell Policies to its employees or retirees on an individual basis. The Policy offers flexible premium payments, a choice of three death benefit options, a choice at issue only of Internal Revenue Code (IRC) Section 7702 tests (the Cash Value Accumulation Test and the Guideline Premium Test), loan and partial withdrawal privileges, increases (subject to underwriting) and decreases to the Policy's face amount of life insurance, additional benefits through the use of optional riders, a guaranteed minimum death benefit, and a choice of premium allocation alternatives, including thirty variable investment divisions and a guaranteed interest option.



The optional Supplementary Term Rider ("STR") is an additional benefit that is subject to the terms of both the policy and the rider. The STR adjusts to maintain a targeted death benefit in combination with the basic policy. Thus, the STR when added to the initial Face Amount of the base policy equals the initial Target Face Amount.



FREE-LOOK PERIOD - Generally within twenty days after delivery, the Policy can be returned to the Corporation or to the Registered Representative through whom it was purchased, for a full refund under the terms of the Policy. The entire initial premium payment is allocated to the General Account until twenty days after the Policy's date of issue and is then reallocated to the Investment Divisions of the Separate Account and the Fixed Account in accordance with the policyowner's election. Amounts shown in this illustration will vary based on the allocation.



ILLUSTRATED POLICY VALUES - This illustration of Policy values is not a part of the Policy and does not constitute a contract. This illustration must be preceded or accompanied by a current Corporate Executive Series Variable Universal Life Prospectus and updating supplements (if any) containing detailed information about the Policy, including a discussion of all charges and expenses. You should carefully read and retain the prospectus and any supplements. Additional copies of the current prospectus are available upon request from your Registered Representative.



All values reflect timely payments of modal premiums. Changes in these assumptions will affect the illustrated values.



THIS ILLUSTRATION SHOWS POLICY VALUES USING THE ASSUMPTIONS DETERMINED BY YOU AND YOUR REGISTERED REPRESENTATIVE AS TO THE INVESTMENT RATE OF RETURN, PREMIUM PAYMENTS, LIFE INSURANCE BENEFIT OPTION, FACE AMOUNT, IRC SECTION 7702 TEST, POLICY TRANSACTIONS, AND POLICY CHANGES. THE VALUES COULD BE AFFECTED BY INCREASING, DECREASING OR MAKING UNSCHEDULED PREMIUM PAYMENTS, OR BY ANY LOAN OR PARTIAL WITHDRAWAL OR BY TRANSFERS AMONG PREMIUM ALLOCATION ALTERNATIVES. Unless otherwise indicated, the illustrated values are end of the Policy year values. The cash surrender value is the accumulation value less any surrender charges, any first year monthly contract charges and any Policy debt.



ALLOCATION OF PREMIUM PAYMENTS - The Policy allows net premium payments to be allocated to thirty of the various Separate Account Investment Divisions and the Fixed Account at any given time. THE POLICY ALSO ALLOWS TRANSFERS AMONG THE VARIOUS INVESTMENT DIVISIONS AND/OR TO THE FIXED ACCOUNT. However, transfers from the Fixed Account are limited: transfers to the Fixed Account may be limited. See the Prospectus for more details. Amounts in the Fixed Account are part of NYLIAC's General Account. NYLIAC guarantees the amount in the Fixed Account will earn a minimum interest rate of 3.00%. Amounts allocated to an Investment Division are part of a Separate Account. The Investment Divisions of the Separate Account do not guarantee a minimum rate of investment return or protect against asset depreciation.



ILLUSTRATED RATE OF RETURN - The hypothetical net rate of return illustrated reflects a reduction from the gross rate of return of the Mortality and Expense Risk charge of 0.60% (0.90% guaranteed) and the Unweighted Charge for the Specified Investment Divisions, which represents the average of all the Investment Division charges.


The hypothetical investment rates of return shown in this illustration are illustrative only and should not be deemed a representation of past or future investment rates of return. Actual rates of return may be more or less than those shown and depend on a number of factors, including the allocation of premium payments made by a policyowner and the investment experience of each Investment Division. The death benefit, cash value and cash surrender value will differ if the actual rates of return fluctuate above or below the average rate of return shown in individual Policy years even though the average was achieved over time, or if loans or partial withdrawals not shown were taken. THE DURATION OF COVERAGE, THE AMOUNT OF ANY VARIABLE DEATH BENEFIT OR CASH VALUE MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT. No representation can be made by NYLIAC or the Investment Divisions of the Separate Account that these hypothetical rates of return can be achieved for any one year or sustained over a period of time.




KS ISP 30.2.5 1.00    This illustration is not valid without all pages, including the Explanation and Footnote Page.     Page 4 of 5

--------------------------------------------------------------------------------
NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
CORPORATE EXECUTIVE SERIES VARIABLE UNIVERSAL LIFE   Life Insurance Illustration



POLICY CHARGES AND EXPENSES - The accompanying illustration reflects the deduction of all charges under the Policy. The illustrated values reflect the deduction of underlying fund expenses, WHICH ARE BASED ON AN UNWEIGHTED AVERAGE OF CHARGES OF EACH PORTFOLIO IN WHICH THE INVESTMENT DIVISIONS INVEST. In addition, the illustrated values reflect a sales expense charge of 8.00% of each premium paid up to the Target Premium and 1.00% of each premium paid in excess of the Target Premium in policy years 1-7 and 3.00% of each premium paid up to the Target Premium in policy years 8-10. The maximum sales expense charge is 10.00% of each premium paid up to the Target Premium and 3.00% of each premium paid in excess of the Target Premium in policy years 1-7; 5.00% of each premium paid up to the Target Premium and 3.00% of each premium paid in excess of the Target Premium in policy years 8-10; and 5.00% of each premium paid up to the Target Premium and 3.00% of each premium paid in excess of the Target Premium in policy years 11+. In addition, a state tax (if applicable) of 2.00% of each premium; a federal tax charge (if applicable) of 1.25% of each premium; current monthly cost of insurance charges which are calculated by multiplying the net amount at risk (the difference between the current life insurance benefit and the policy's cash value) by the current monthly cost of insurance rates; rider charges (if applicable); and current annual contract charges of $90 (guaranteed annual charge of $108) applied monthly are deducted. Lastly, we deduct on a daily basis a mortality and expense risk charge from the assets in the separate account. This mortality and expense risk charge is 0.60% on an annualized basis in policy years 1-10, .20% on an annualized basis in policy years 11-20, and
 .10% on an annualized basis thereafter (0.90% guaranteed maximum in all years). See your prospectus for further details and information on the other charges made against the underlying portfolios. Separate Account values are not guaranteed either as to principal or interest.



PARTIAL WITHDRAWALS - Partial withdrawals may be taken from the policy's cash surrender value at any time within limits. The minimum amount for a partial withdrawal is $500. A withdrawal fee of $25 will be deducted from the remaining value each time a partial withdrawal is taken.



LOANS AND LOAN INTEREST - Loans may be taken up to 90% of the policy's cash surrender value. The current effective annual loan interest rate is 6.00%, paid in arrears. The policy will be used as collateral to secure the loan. That portion of the cash value which equals the amount of any unpaid loan will be credited with an interest rate currently equal to 5.00% during policy years 1-10 and 5.50% thereafter.



CASH VALUE ACCUMULATION TEST - Under current Federal law, section 7702 of the Internal Revenue Code, this Policy will qualify as a life insurance policy under the cash value accumulation test.



TAXATION OF A MODIFIED ENDOWMENT CONTRACT - This policy as illustrated has been checked for all years and is not a modified endowment. Any future premium, face amount or rider changes could affect this.



If at any time during the first 7 policy years, or within 7 policy years of a material change, the cumulative premium payments exceed the cumulative modified endowment premium, this Policy will be deemed a modified endowment contract and subsequent distributions, including loans and partial withdrawals, will be includable in taxable income to the extent there is gain in the contract. In addition, a 10% tax penalty may be assessed on distributions prior to age 59 1/2.



This illustration is not to be relied upon for tax advice. Please consult your tax and legal advisors. THE TAX STATUS OF THE POLICY AS IT APPLIES TO THE POLICYOWNER SHOULD BE REVIEWED EACH YEAR.







KS ISP 30.2.5 1.00     This illustration is not valid without all pages, including the Explanation and Footnote Pages    Page 5 of 5